ABS LONG/SHORT STRATEGIES FUND

MULTI-CLASS PLAN

I. Introduction.

The ABS Long/Short Strategies Fund (the “Trust”) intends to seek exemptive relief from the U.S. Securities and Exchange Commission (the “SEC”) under Sections 18(c) and 18(i) of the Investment Company Act of 1940, as amended (the “1940 Act”) to permit the Trust to issue multiple classes of shares of beneficial interest of its sole series of the same name (the “Exemptive Relief”). After receipt of the Exemptive Relief, the Trust expects to offer multiple classes of shares (each a “Class” and collectively “Classes”) of its sole series, ABS Long/Short Strategies Fund (the “Fund”).

This Multi-Class Plan (“Plan”) sets forth the general characteristics of, and conditions under which the Trust may offer Classes of the Fund. In addition, the Plan sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each Class of the Fund. The Fund is authorized to issue the following Classes of Shares representing interests in the Fund: Founders’ Shares, Institutional Shares and A Shares. Each Class of the Fund will represent interests in the same portfolio of the Fund and, except as described herein, shall have the same rights and obligations as each other Class of the Fund. Each Class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Fund’s prospectus (“Prospectus”) or statement of additional information (“SAI”), as amended from time to time. Each Class of the Fund shall have no exchange privileges or conversion features within the Fund unless an exchange or conversion feature is described in the Fund’s Prospectus.

II. Allocation of Expenses.

Consistent with Rule 18f-3 under the 1940 Act, the Trust shall allocate to each Class of the Fund (i) any fees and expenses incurred by the Trust in connection with the distribution of such Class under a distribution plan (and related agreements) adopted for such Class consistent with the Exemptive Relief and Rule 12b-1 under the 1940 Act, and (ii) any fees and expenses incurred by the Trust under a shareholder servicing plan (and related agreements) in connection with the provision of shareholder services to the holders of such Class. In addition, consistent with Rule 18f-3, the Trust may allocate the following fees and expenses to a particular Class of the Fund:

(i)	Transfer agency fees identified by the transfer agent as being attributable to such Class;

(ii)	Printing and postage expenses related to preparing and distributing materials such as shareholder reports, notices, prospectuses, reports, and proxies to current shareholders of such Class or to regulatory agencies with respect to such Class;

(iii)	Blue sky registration or qualification fees incurred by such Class;

(iv)	SEC registration fees incurred by such Class;

(v)	The expense of administrative and personnel services (including, but not limited to, those of a portfolio accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such Class;

(vi)	Litigation or other legal expenses relating solely to such Class;

(vii)	Fees of the Trustees of the Trust incurred as a result of issues particularly relating to such Class;

(viii)	Independent registered public accountants’ fees relating solely to such Class; and

(ix)	Any additional expenses, other than advisory or custodial fees or other expenses relating to the management of the Fund’s assets, if such expenses are actually incurred in a different amount with respect to a Class that are of a different kind or to a different degree than with respect to one or more other Classes.

The initial determination of the class specific expenses that will be allocated by the Trust to a particular Class and any subsequent changes thereto will be reviewed and approved by a vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust (as that term is defined under the 1940 Act).

Income, realized and unrealized capital gains and losses, and any expenses of the Fund not allocated to a particular Class of the Fund pursuant to this Plan shall be allocated to each Class of the Fund on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

III. Dividends.

Dividends paid by the Trust with respect to each Class of the Fund, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any fees and expenses that are properly allocated to a particular Class of the Fund will be borne by that Class.

IV. Voting Rights.

Each share (or fraction thereof) of the Fund entitles the shareholder of record to one vote (or fraction thereof). Each Class of the Fund will vote separately as a Class with respect to: (i) the adoption of, or material amendment to, any distribution plan applicable to that Class, and (ii) any other matters for which voting on a Class by Class basis is required under applicable law or interpretative positions of the staff of the SEC.

V. Class Arrangements.

The front-end sales charges, contingent deferred sales charges, Rule 12b-1 fees and shareholder servicing fees applicable to each Class are set forth on Schedule A. Additional details regarding the Fund’s Institutional Class are set forth in the Fund’s current Prospectus and SAI.

The Fund is only authorized to issue shares of the Fund’s Institutional Shares and A Shares after receipt of the Exemptive Relief. Additional details regarding the Fund’s Institutional Shares and A Shares will be incorporated into the Fund’s Prospectus and SAI at a later date, a copy of which shall be approved by the Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not interested persons of the Trust (as that term is defined under the 1940 Act) (the “Independent Trustees”).

VI. Effectiveness and Board Review.

This Plan shall take effect upon the issuance by the SEC to the Trust of the Exemptive Relief, provided that this Plan shall not become effective with respect to the Fund or a Class of the Fund unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Fund (as defined in the 1940 Act). This Plan may be terminated or amended at any time with respect to the Fund or a Class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Fund (as defined in the 1940 Act).

Adopted: April 5, 2016

ABS LONG/SHORT STRATEGIES FUND
MULTI-CLASS PLAN

SCHEDULE A

Class	Initial Sales Charge	Contingent Deferred Sales Charge	Distribution and Shareholder Service Fee
Founders’ Shares	None	None	None
Institutional Shares	None	None	0.25%
A Shares	Up to 5%	None	1.00%

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